Exhibit 10.3

AMENDMENT NO. 1
TO
PRIVATE SHELF AGREEMENT

Dated as of August 10, 2018

Metropolitan Life Insurance Company and
MetLife Investment Advisors, LLC (together, “MetLife”)
and each other MetLife Party which becomes
bound by the Agreement (defined below)
c/o MetLife Investment Advisors, LLC
One MetLife Way
Whippany, New Jersey 07981

Ladies and Gentlemen:

We refer to the Private Shelf Agreement, dated as of September 22, 2016 (as further amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Graybar Electric Company, Inc., a New York corporation (the “Company”), Metlife and each MetLife Party which becomes party to the Agreement (each, a “Purchaser” and collectively, the “Purchasers”). Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

The Company desires to amend the Agreement to modify certain definitions, covenants and events of default to conform to certain amendments of provisions in its Credit Agreement.

It is hereby agreed by you and us as follows:

I.    AMENDMENTS TO AGREEMENT.

Subject to the conditions herein (including, without limitation, Section II(b)), effective on the date hereof (the “Effective Date”), the Agreement is hereby amended by this letter amendment (this “Amendment”) as follows:

(a)    Section 2(b). Section 2(b) of the Agreement is hereby amended by replacing the phrase “the third anniversary of the date of this Agreement” with “the third anniversary of the First Amendment Effective Date”.

(b)    Section 10.2 Indebtedness. Section 10.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

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“Section 10.2 Indebtedness. Incur, create, assume or permit to exist any Indebtedness or liability on account of borrowed money, represented by any notes, bonds, debentures or similar obligations, or on account of the deferred purchase price of any property, or any other deposits, advance or progress payments under contracts, except:

(a)    Indebtedness of the Company arising or existing under (i) this Agreement and the Notes; and (ii) the Credit Agreement and (iii) the Senior Notes;

(b)    Indebtedness of the Credit Parties existing as of the First Amendment Effective Date (and set forth in Schedule 5.15 hereto) and renewals, refinancings and extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c)    obligations (contingent or otherwise) of the Company or any Domestic Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)    Indebtedness of the Credit Parties and their Domestic Subsidiaries incurred after the Effective Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(e)    Indebtedness of the Credit Parties secured by Liens to the extent permitted under subsection (n) of the definition of ‘Permitted Liens’; provided that the aggregate outstanding principal amount of Indebtedness incurred under this clause (e) plus the aggregate outstanding principal amount of Indebtedness incurred under clause (g) below shall not exceed an amount equal to 10% of Consolidated Total Assets at determined as of the end of the most recently completed fiscal year;

(f)    Indebtedness of Graybar Canada arising or existing under the Credit Agreement up to an aggregate principal amount outstanding of $100,000,000 at any time;

(g)    unsecured Indebtedness of a Person acquired after the Second Amendment Effective Date to the extent such acquisition is a Permitted Acquisition and to the extent such Indebtedness is existing at the time of such Permitted Acquisition; provided that (i) the aggregate outstanding principal amount of all such Indebtedness incurred under this clause (g) shall not exceed $50,000,000, and (ii) such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition; provided further that the aggregate outstanding principal amount of Indebtedness incurred under this clause (g) plus the aggregate outstanding principal amount of Indebtedness incurred under clause (e) above shall not exceed an amount equal to 10% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year; or

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(h)    other unsecured Indebtedness of the Credit Parties; provided that such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising or existing under this Agreement, the Notes and the Credit Agreement.”

(c)    Section 10.5 Consolidation, Merger, Sale or Purchase of Assets, Etc. Section 10.5 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 10.5    Consolidation, Merger, Sale or Purchase of Assets, Etc.

(a)    Dissolve, liquidate or wind up its affairs or enter into any transaction of merger, amalgamation or consolidation; provided, however that (i) the Company may merge, amalgamate or consolidate with any of its Subsidiaries (other than Graybar Canada) provided that the Company shall be the continuing or surviving corporation, (ii) Graybar Canada may merge, amalgamate or consolidate with any of its Subsidiaries provided that Graybar Canada shall be the continuing or surviving corporation, (iii) any Subsidiary Guarantor may merge or consolidate with any other Subsidiary Guarantor, (iv) any Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with any Credit Party so long as the Credit Party shall be the continuing or surviving corporation, (v) any Domestic Subsidiary that is not a Credit Party may be merged with or into any other Domestic Subsidiary that is not a Credit Party, (vi) any Foreign Subsidiary that is not a Credit Party may be merged with or into or amalgamated with any other Foreign Subsidiary that is not a Credit Party, (vii) any Credit Party or any Subsidiary of any Credit Party may merge or amalgamate with any other Person in connection with a Permitted Acquisition if such Credit Party or any Subsidiary Guarantor or such Subsidiary, as applicable, shall be the continuing or surviving corporation, (viii) any one or more of Graybar Services, Inc. and Graybar Financial Services, Inc. may be dissolved so long as all of the assets of the Person being dissolved have been transferred to a Credit Party prior to or concurrently with such dissolution, and (ix) any Subsidiary that is not a Credit Party may be dissolved so long as (x) all of the assets of such Subsidiary have been transferred to a Credit Party prior to or concurrently with such dissolution and (y) the aggregate total net revenues (determined on a consolidated basis in accordance with GAAP) of all Subsidiaries dissolved pursuant to this Section 10.5(a) (other than Graybar Services, Inc. and Graybar Financial Services, Inc.) does not exceed 5% of the aggregate total net revenues of the Company and its Subsidiaries (determined in accordance with GAAP as of the end of the most recently completed fiscal year).

(b)    Make any Asset Dispositions (including, without limitation, any Sale Leaseback Transaction) other than (i) the sale of inventory in the ordinary course of business for fair consideration, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of any Credit Party’s or any such Subsidiary’s business, (iii) the sale or disposition of Securitization Receivables in connection with a Securitization Transaction, or (iv) such other Asset Dispositions, provided that (A) the consideration for such assets disposed of represents the fair market value of such assets at the time of such Asset Disposition; and (B) the cumulative net book value of all Asset Dispositions by any Credit Party and any of its Subsidiaries during any single fiscal year shall not exceed 20% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year.

(c)    Acquire all or substantially all of the assets or business or the majority of Voting Stock of any Person except in connection with a Permitted Acquisition.”

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(d)    Section 10.10 Restricted Payments. Section 10.10 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 10.10 Restricted Payments.

Directly or indirectly:

(a)    pay or declare any dividend, either in cash or property, on any shares of any class of its Capital Stock (other than dividends payable solely in shares of the same class of Capital Stock) or make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its Capital Stock, except that (x) each Subsidiary may declare and pay dividends to any Credit Party (it being understood and agreed that any such dividends will not be counted in determining compliance with the basket set forth in the final paragraph of this Section 10.10), (y) each Subsidiary may declare and pay dividends to any Wholly-Owned Subsidiary so long as not less than 90% of the proceeds of such dividend are contemporaneously in turn paid as a dividend to a Credit Party (it being understood and agreed that any such dividends will not be counted in determining compliance with the basket set forth in the final paragraph of this Section 10.10) and (z) each Subsidiary may declare and pay dividends to any other Subsidiary to the extent that the proceeds of any such dividend are in turn contemporaneously paid as a dividend to a Credit Party (it being understood and agreed that any such dividends will only be counted in determining compliance with the basket set forth in the final paragraph of this Section 10.10 to the extent any portion of any such dividend is not paid contemporaneously to a Credit Party); or

(b)    redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Capital Stock of any class or any warrants, rights or options to purchase or acquire any shares of its Capital Stock of any class (other than any purchase or redemption of shares of the Capital Stock of Graybar Electric Canada Limited, a Nova Scotia corporation, made by any of Graybar Electric Limited, Graybar Electric Canada Limited or any other Subsidiary (including Graybar Canada)) from employees pursuant to an employee stock purchase plan (each such purchase or redemption of shares of such Capital Stock being a ‘Subsidiary Employee Stock Redemption’, it being understood and agreed that the amount of any Subsidiary Employee Stock Redemption that does not exceed the amount permitted to be issued in Section 10.7 will not be counted in determining compliance with the basket set forth in the final paragraph of this Section 10.10)); or

(c)    make any optional prepayment, redemption, defeasance or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Consolidated Funded Indebtedness (other than the Notes) (all of the foregoing in clauses (a) through (c) being herein called ‘Restricted Payments’), unless (i) the aggregate amount of all Restricted Payments made during the period from and after the First Amendment Effective Date to and including the date of the making of the Restricted Payment in question would not exceed the sum of (x) $250,000,000 plus (y) 50% of cumulative Consolidated Net Income for such period (or less 100% of cumulative Consolidated Net Income incurred for such period if such Consolidated Net Income for such period is a deficit figure) plus (z) the aggregate net cash proceeds of the issuance or sale of the Company’s Capital Stock during such period and (ii) no Default or Event of Default shall have occurred or would occur as a result of such Restricted Payment. However, so long as no Event of Default shall have occurred and be continuing nothing herein shall restrict the Company’s ability to (i) repurchase Capital Stock of the

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Company in an aggregate amount of up to $25,000,000 in any twelve (12) month period and such repurchases of less than $25,000,000 shall not constitute Restricted Payments and (ii) make payments or optional prepayments with respect to the Senior Notes, any other senior notes issued by a Credit Party or any synthetic leases.”

(e)    Section 11 Events of Default. Clauses (f) and (i) of Section 11 of the Agreement are hereby deleted and replaced in their entirety by the following new clauses (f) and (i):

“(f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding and owing (x) under the Credit Agreement or the Senior Notes or (y) in an aggregate principal amount of at least $50,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of the Credit Agreement or the Senior Notes or any related Credit Document (as defined in the Credit Agreement) or Notes (as defined in the Senior Notes), or of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $50,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or”

“(i) (x) one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries, or (y) any one or more non-monetary judgements shall be entered into against any Credit Party or any of their Subsidiaries that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, and which such judgments are not, within ten days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within ten days after the expiration of such stay; or”

(f)    Section 22.2 Accounting Terms. Section 22.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 22.2 Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”) (including Additional Covenants contained in, or deemed to be included in, this Agreement), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option,

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International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard), shall be disregarded and such determination shall be made as if such election had not been made. In the event changes to GAAP occur which would impact the calculation of any covenants in Section 10.1, the Company and the holders of the Notes will negotiate in good faith to amend such covenants in a such a way as to maintain the same concept, level and relative cushion as was in effect immediately before the applicable accounting change; provided, that unless and until the Company and the holders of a majority of the aggregate principal amount of Notes outstanding (exclusive of Notes then owned by the Company, any Subsidiary or any of their respective affiliates) reach agreement with respect to any such amendment, (i) such covenants will continue to be calculated in accordance with GAAP as in effect immediately prior to the applicable change in GAAP; and (ii) the Company shall provide to MetLife (during the Issuance Period) and, following the acceptance of any request for purchase of Notes or any issuance of Notes to each Purchaser or holder of a Note, as applicable, financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such covenants made before and after giving effect to such change in GAAP.
(b) Notwithstanding anything to the contrary contained in this Section 22.2 or in the definition of ‘Capital Lease,’ in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the First Amendment Effective Date) that would constitute capital leases in conformity with GAAP on the First Amendment Effective Date shall be considered capital leases (“Adjusted GAAP”), and all calculations and deliverables under this Agreement or the Note(s) shall be made or delivered, as applicable, in accordance therewith; provided that if any Material Credit Facility classifies such leases using any accounting method other than Adjusted GAAP, this Agreement shall similarly no longer classify such leases using Adjusted GAAP and shall be determined in accordance with clause (a) of this Section 22.2.

(g)    Schedule A Defined Term Amendments. The following definitions are amended and restated in their entirety in Schedule A of the Agreement to read as follows:
"‘Material Credit Facility’ means, as to the Company and its Subsidiaries,
(a)the Credit Agreement, dated as of September 28, 2011, as amended by the First Amendment, dated as of May 29, 2013, the First Amendment, dated and effective as of June 6, 2014, and the Third Amendment, dated and effective as of August 10, 2018 (a copy of which amendments have been provided to MetLife) among Graybar Electric Company, Inc. and Graybar Canada, as borrowers, and Bank of America, N.A., as Domestic Agent and the other parties thereto (including any renewals, extensions, further amendments, supplements, restatements, replacements or refinancing thereof, the (‘Credit Agreement’);
(b)the Senior Notes; and
(c)any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a

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guarantee or other credit support (‘Credit Facility’), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“‘Permitted Acquisition’ means an Acquisition by any Credit Party or any Subsidiary of any Credit Party for the fair market value of the Capital Stock or Property acquired, provided that (a) the Capital Stock or Property acquired in such Acquisition relates to a line of business similar to the business of such Credit Party and its Subsidiaries engaged in on the First Amendment Effective Date; (b) in the case of an Acquisition of the Capital Stock of another Person, (i) the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (ii) such Person shall become a direct or indirect Subsidiary of the Credit Party, and (iii) not less than 90% of all issued and outstanding Capital Stock of such Person is acquired; (c) the representations and warranties made by the Credit Party in any Shelf Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date (in which case they should be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date (and except that for purposes of this clause (c), the representations and warranties contained in Section 10.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1)) and no Default or Event of Default exists as of the date of such Acquisition (after giving effect thereto); and (d) if the aggregate consideration for such Acquisition exceeds 5% of Consolidated Total Assets, the Credit Party shall have delivered to the Purchasers or holders of the Notes a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the Acquisition on a Pro Forma Basis, the Credit Party will be in compliance with all of the financial covenants set forth in Section 10.1.”
“Permitted Investments” means:
(a)    cash and Cash Equivalents;
(b)    receivables owing to any Credit Party or any of its Subsidiaries or any receivables and advances to suppliers, or refunds due to customers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c)    investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(d)    investments existing as of the First Amendment Effective Date and set forth in Schedule 10.6;
(e)    other advances or loans to employees, directors, officers, shareholders or agents not to exceed $15,000,000 in the aggregate at any time outstanding;
(f)    Permitted Acquisitions and, to the extent permitted by Section 10.11, Securitization Transactions and factoring arrangements;

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(g)    investments in the Company or any Subsidiary Guarantor;
(h)    loans and advances to and/or investments in Graybar Canada; provided, that, (x) the outstanding amount of such loans, advances and/or investments shall not exceed an aggregate amount of more than 10% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year and (y) no Default or Event of Default exists immediately prior to and after giving effect to any such investment;
(i)    (x) investments by any Subsidiary of the Company that is not a Credit Party in any other Subsidiary of the Company that is not a Credit Party and (y) investments by any Credit Party in any Wholly-Owned Subsidiary of the Company; and
(j)    formation or creation of Domestic Subsidiaries and additional loans, advances and/or investments (other than investments in Foreign Subsidiaries) not expressly permitted by the foregoing clauses hereof, provided that (x) upon giving effect to such investment on a Pro Forma Basis, the Credit Parties will be in compliance with all of the financial covenants set forth in Section 10.1 and (y) no Default or Event of Default exists immediately prior to and after giving effect to any such investment.
As used herein, “investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

“‘Permitted Liens’ means:
(a)    Liens existing as of the First Amendment Effective Date and set forth on Schedule 10.3; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the First Amendment Effective Date (provided, however, (i) that Liens on new Property which arise in replacement of Liens on previously owned Property to the extent that such new Property is acquired through like-kind exchanges or similar substitutions and (ii) Liens on new Property used to replace Property formerly serving as collateral for a synthetic lease financing, in each case, shall be permitted hereunder);

(b)    Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d)    Liens (other than Liens created or imposed under ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory

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obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e)    Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(f)    easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g)    Liens securing purchase money Indebtedness (including Capital Leases), provided that any such Lien attaches only to the Property financed and such Lien attaches thereto concurrently with or within 90 days after the acquisition thereof;

(h)    leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and their Subsidiaries;

(i)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(k)    inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of any Plan;

(l)    Liens assumed in connection with a Permitted Acquisition, so long as (i) such Liens cover only the assets acquired pursuant to such Permitted Acquisition and (ii) such Liens were not created in contemplation of such Permitted Acquisition;

(m)    Liens created or deemed to exist in connection with a Securitization Transaction or a factoring arrangement, in each case, permitted hereunder (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Securitization Receivables or the applicable account receivables (and the proceeds thereof) in connection with such factoring arrangements permitted hereunder, in each case, actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction; and

(n)    additional Liens not otherwise permitted by the foregoing clauses hereof; provided that such additional Liens permitted by this clause (n) do not encumber property and assets which constitute more than 10% of the Consolidated Total Assets determined as of the end of the most recently completed fiscal year, provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this clause (n) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and

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opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.”

(h)    Schedule A New Defined Terms. The following definitions are inserted to Schedule A in their correct alphabetical order to read as follows:

“‘Senior Notes’ shall mean any notes or other evidence of indebtedness issued pursuant to that certain Private Shelf Agreement, dated as of September 22, 2014, (as amended, restated, supplemented or otherwise modified from time to time) by and among the Company, PGIM, Inc. and each Prudential Affiliate (as defined therein) which becomes party to thereto, including any renewals, extensions, further amendments, supplements, restatements, replacements or refinancing thereof (the “Prudential Shelf Agreement”).

“‘First Amendment’ shall mean Amendment No. 1 to the Agreement, which amendment is dated August 10, 2018.

“‘First Amendment Effective Date’ shall mean the Effective Date of the First Amendment (as defined the First Amendment).”

II.    CONDITIONS TO EFFECTIVENESS OF AMENDMENTS.

(a)    Representations and Warranties. The Company represents and warrants that (i) the execution and delivery of this Amendment has been duly authorized by all necessary corporate action of the Company and this Amendment has been executed and delivered by a duly authorized officer of the Company, and all necessary or required consents to this Amendment (other than any consents required to be obtained solely by a Purchaser) have been obtained and are in full force and effect, (ii) the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation contract and agreement of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) each representation and warranty set forth in Section 5 of the Agreement (as modified by the updated Schedules attached hereto), is true and correct as of the date of execution and delivery of this Amendment by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and (iv) no Event of Default or Default under the Agreement exists or has occurred and is continuing on the date hereof.

(b)    Effectiveness. This Amendment shall become effective upon fulfillment of the following conditions: (i) the Company and MetLife shall have executed a copy of this Amendment on or prior to the First Amendment Effective Date, (ii) MetLife shall have received a copy of the resolutions of the board of the Company authorizing the execution, delivery and performance by the Company of this Amendment, certified by its secretary or assistant secretary, and (iii) MetLife shall have received such other documents and certificates as it may reasonably request relating to the Amendment and the transactions contemplated by the Amendment.

III.    MISCELLANEOUS.

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(a)    Reference to and Effect on Agreement. Upon the effectiveness of this Amendment, each reference to the Agreement in any other document, instrument or agreement shall mean and be a reference to the Agreement as modified by this Amendment. Except as specifically set forth in Section I hereof, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Agreement in the future, whether or not under similar circumstances.

(b)    Expenses. The Company hereby confirms its obligations under the Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by MetLife, all reasonable out-of-pocket costs and expenses, including attorneys' fees and expenses, incurred by them in connection with this Amendment and the transactions contemplated hereby, in enforcing any rights under this Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Amendment or the transactions contemplated hereby.

(c)    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AMENDMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

(d)    Counterparts; Section Titles. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[SIGNATURE PAGE TO FOLLOW]

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If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart of this First Amendment to Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, MO 63105.

Very truly yours,

GRAYBAR ELECTRIC COMPANY, INC.
By: /s/ T. E. Carpenter
Name:    T.E. Carpenter
Title:    Vice President - Treasurer

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Agreed as of the date first above written:

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Jennifer Potenta
Name: Jennifer Potenta
Title: Senior Vice President and Managing Director

METLIFE INVESTMENT ADVISORS, LLC

By: /s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

DISCLOSURE MATERIALS

Filing	Filed/Effective	File/Film Number
10-Q	2018-07-31	000-00255 18980837
8-K	2018-06-15	000-00255 18902936
10-Q	2018-05-02	000-00255 18799164
DEFA14C	2018-04-30	000-00255 18789116
DEF 14C	2018-04-30	000-00255 18788968
PRE 14C	2018-04-20	000-00255 18766381
10-K	2018-03-27	000-00255 18714648
10-K	2018-03-09	000-00255 18679035
SC 13G/A	2018-02-09	005-14237 18592083
All of the above filings by the Company or the Voting Trust with the United States Securities and Exchange Commission are incorporated herein by this reference.

SCHEDULE 5.3
(to Private Shelf Agreement)

SUBSIDIARIES OF THE COMPANY AND
OWNERSHIP OF SUBSIDIARY STOCK
(i)     SUBSIDIARIES OF THE COMPANY

Entity Name	Jurisdiction of Incorporation, Formation or Organization	Percentage of Shares Held or Beneficially Owned (Domestic Subsidiaries Only)
Commonwealth Controls Corporation	Missouri	100%
Distribution Associates Incorporated	Missouri	100%
GRIPP, LLC (f/k/a 25 NC, LLC)	Missouri	100%
Gnewco, LLC	Delaware	100%
GBE Sub, LLC	Missouri	100%
Cape Electrical Supply Holding LLC	Delaware	100%
Cape Electrical Supply LLC	Delaware	100%
Advantage Industrial Automation, Inc.	Georgia	100%
Graybar Aus. Pty Ltd. Graybar Business Services, Inc.	Australia (Victoria) Missouri	100%
Graybar Electric Limited	Nova Scotia
Graybar Electric Canada Limited	Nova Scotia
Graybar Canada Limited	Nova Scotia
Graybar Energy Limited	Ontario
Graybar de México S. de RL de CV Graybar Financial Services, Inc.	Mexico Missouri	100%
Graybar International, Inc.	Missouri	100%
Graybar Services, Inc.	Illinois	100%
Graybar Newfoundland Limited	Newfoundland & Labrador	*
(ii)    AFFILIATES OF THE COMPANY
The Affiliates of the Company are as follows:
(1)    Graybar Voting Trust.    The Graybar Voting Trust, pursuant to the Voting Trust Agreement dated as of March 3, 2017, holds approximately 82.5% of the outstanding shares of the Company at June 30, 2018.

SCHEDULE 5.4
(to Private Shelf Agreement)

(2)    Graybar Newfoundland Limited is the 49% general partner in Innunuk Traders Limited Partnership.
(iii)    DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

K. M. Mazzarella	Chairman, President and Chief Executive Officer and Director
D. A. Bender	Director
S. S. Clifford	Senior Vice President – Supply Chain Management and Director
M. W. Geekie	Senior Vice President, Secretary and General Counsel and Director
R. R. Harwood	Senior Vice President and Chief Financial Officer and Director
R. C. Lyons	Director
W. P. Mansfield	Senior Vice President, Marketing and Director
D. G. Maxwell	Senior Vice President – Sales, and Director
B. L. Propst	Senior Vice President – Human Resources and Director

5.4-2

FINANCIAL STATEMENTS
See unaudited Company financial statements for and as of the period ended June 30, 2018 as filed by the Company with the Securities and Exchange Commission in its Form 10-Q filed on July 31, 2018.

SCHEDULE 5.5
(to Private Shelf Agreement)

MOST RECENT CLOSED TAX YEAR

December 31, 2013

SCHEDULE 5.9
(to Private Shelf Agreement)

EXISTING INDEBTEDNESS
INDEBTEDNESS EXISTING ON JUNE 30, 2018
(Stated in thousands)

Debt Source	Obligor	Balance Outstanding as of June 30, 2018
Long Term Debt:
Various capital leases due in monthly installments, various maturities, & special financing agreements	Graybar Electric Company, Inc., Cape Electrical Supply LLC, & Cape Electrical Supply Holdings, LLC	$12,236
TOTAL LONG TERM DEBT:
Undrawn letters of credit issued by First Bank and Commerce Bank		$5,371
(1)    There are various inter-company notes that are eliminated in consolidation.
(2)    Graybar Canada Limited overdraft line
(3)    $10 million uncommitted, unsecured and undrawn credit line with First Bank.
(4)    Indebtedness under the Third Amendment to Credit Agreement, dated August 10, 2018, by and among, the Company, Graybar Canada Limited and the lenders from time to time party thereto, Bank of America, N.A. as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer, and Bank of America, N.A., acting through its Canada Branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer.
(5)    Notes issuable under the Senior Notes (none outstanding at Second Amendment Effective Date)

SCHEDULE 5.15
(to Private Shelf Agreement)

EXISTING LIENS

Liens Securing	Obligor	Security
Various capital leases due in monthly installments, various maturities, securing debt in Schedule 5.15	Graybar Electric Company, Inc., Cape Electrical Supply Holdings LLC & Cape Electrical Supply LLC	Computer Equipment, Buildings & Vehicles

SCHEDULE 10.3
(to Private Shelf Agreement)

EXISTING INVESTMENTS

GBE Sub, LLC
Advantage Industrial Automation, Inc.
Graybar Electric Canada Limited
Commonwealth Controls Corporation
Graybar International, Inc.
Graybar Services, Inc.
Distribution Associates, Inc.
Graybar Financial Services, Inc.
Graybar Business Services, Inc.
In addition to the subsidiaries listed above, the Company (and its subsidiaries) have outstanding investments in the subsidiaries and affiliates set forth in Schedule 5.4, which are incorporated by reference.

SCHEDULE 5.9
(to Private Shelf Agreement)